Exhibit 99.2

                            FOR IMMEDIATE RELEASE

   Union Bankshares Announces 2001 Earnings and Quarterly Dividend Payment

Morrisville, VT January 4, 2002 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended December 31, 2001 was $1.197 million or $.40 per share compared to $1.307 million or $.43 per share for the same period last year.

Net income for the year ended December 31, 2001 was $4.83 million or $1.59 per share compared to $4.80 million or $1.58 per share for 2000.

A dramatic decrease in interest rates during the year narrowed the companies' interest margins, which was partially offset by a $26 million increase in loans outstanding and asset growth of $33 million.

A quarterly dividend of $.28 per share was declared on January 4, 2002 to shareholders of record January 14, 2002, payable January 17th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont.


This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 2000 annual report, which is available from the company without charge for a more complete description of the company's business.